Exhibit 99.1

1660 Wynkoop Street, Suite 1000
Denver Colorado 80202-1132
Phone: (303) 573-1660                                     [LOGO OF NEWS RELEASE]
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com

[LOGO OF ROYAL GOLD, INC]


FOR IMMEDIATE RELEASE:     FOR FURTHER INFORMATION CONTACT:

                           Stanley Dempsey, Chairman & Chief Executive Officer Karen Gross, Vice President & Corporate Secretary
                           (303) 573-1660

           ROYAL GOLD REPORTS 15% YEAR OVER YEAR INCREASE IN REVENUES
                        FOR FIRST QUARTER OF FISCAL 2006

     o    Earnings of $0.14 per share mark a 17% quarter-over-quarter increase
     o    Free cash flow* (a non-GAAP financial measure) totals 76% of revenue
     o    Higher gold prices result in GSR1 royalty rate step-up to 4.5%

     DENVER, COLORADO. NOVEMBER 3, 2005: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:
RGL) today announced revenues of $6.8 million for the first quarter of fiscal year 2006 (ended September 30th), an increase of 15%, compared to revenues of $5.9 million for the same period in fiscal 2005. Net income was $3.1 million or $0.14 per basic share for the quarter, compared to $2.5 million or $0.12 per basic share for the same period in fiscal 2005. Stronger revenues were largely derived from higher gold prices resulting in a step-up of Royal Gold's sliding-scale royalty rate at the Pipeline Mining Complex to 4.50%, as well as increased production from the SJ Claims.

     "Once again we experienced excellent performance from our royalty portfolio due to higher gold prices and the resulting leverage created from our GSR1 sliding-scale royalty at the Pipeline Mining Complex," said Stanley Dempsey, Chairman and Chief Executive Officer. "In addition, we were pleased to be able to put our strong balance sheet to work and broaden our property portfolio during the quarter with the recently announced non-binding term sheet for the High River Gold transaction, which is expected to close in mid-November. Our appetite for growth remains strong and we are optimistic about the current economic factors that support a bull market for gold."

     During the quarter, free cash flow was approximately $5.2 million, or 76% of revenues compared to $4.2 million or 71% of revenues for the same period in fiscal 2005. Free cash flow, a non-GAAP financial measure, is defined as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets. (See, Schedule A- Reconciliation.)

     Included in our results for the first quarter of fiscal 2006 is a non-cash stock compensation expense of $238,341, or $0.01 per basic share, related to our equity compensation plans. The non-cash compensation expense has been allocated to cost of operations, general and administrative, and exploration and business development in our consolidated statements of operations and comprehensive income. The allocation resulted in $28,585, $121,955 and $87,801 charged to each line item, respectively. The non-cash charges were the result of the Company adopting SFAS 123(R), a new accounting standard that requires all stock-based compensation to be recognized in the financial statements, beginning with our first fiscal quarter of 2006.

     At September 30, 2005, the Company had a working capital surplus of $110.5 million. Current assets were $116.1 million, compared to current liabilities of $5.6 million for a current ratio of nearly 21 to 1. This high level of liquidity provides the Company with the flexibility to immediately capitalize on royalty acquisition opportunities when they arise.

REVIEW OF OPERATIONS

PIPELINE MINING COMPLEX, LANDER COUNTY, NEVADA

     At the Pipeline Mining Complex in Lander County, Nevada, the Company holds two sliding-scale gross smelter return royalties ("GSR1" and "GSR2"), and a fixed rate gross smelter return royalty ("GSR3"). A GSR royalty is a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator. In addition, the Company holds a net value royalty ("NVR1") at this complex. This NVR is defined as a passive interest in a resource extraction operation that is determined on the basis of deducting contract-defined processing-related and associated capital costs, but not mining costs.

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

The GSR1 royalty covers the current mine footprint, and the GSR2 ("Super") royalty covers any reserves that are developed on the claim block lying outside the current mine footprint. The GSR2 royalty pays out at a rate that is 80% higher than that of the GSR1, at all gold prices. The GSR3 royalty rate is fixed at 0.71% for the life of the mine. The 0.39% NVR1 royalty covers production from the GAS Claims, an area of interest of approximately 4,000 acres that includes the South Pipeline deposit and Crossroads area, but not the Pipeline deposit. Current production from the Pipeline Mining Complex is subject to GSR1, GSR3, and NVR1 royalties.

     The Pipeline Mining Complex is owned by the Cortez Joint Venture ("Cortez"), a joint venture between Placer Cortez Inc. (60%), a subsidiary of Placer Dome Inc., and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc.

     During the first quarter of fiscal 2006, the Pipeline Mining Complex produced 227,981 ounces of gold, providing approximately $5.4 million of royalty revenue to Royal Gold. This compares to 249,469 ounces of gold produced, providing approximately $5.0 million of royalty revenue to Royal Gold, for the same quarter in fiscal 2005. The 8% increase in revenue mainly reflects higher gold prices for the period resulting in a higher GSR1 royalty rate at this property.

     For the first quarter of fiscal 2006, the average gold price was $439 per ounce resulting in a GSR1 royalty rate of 4.50% of production. This compares to an average gold price of $401 per ounce for the first quarter of fiscal 2005, resulting in a GSR1 royalty rate of 4.0% of production.

LEEVILLE PROJECT, EUREKA COUNTY, NEVADA

     Royal Gold holds a 1.8% carried working interest, which calculates as a net smelter return ("NSR") royalty covering a portion of the Leeville project ("Leeville"). An NSR royalty is a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance and smelting costs.

     In the past, Royal Gold's share of production on the Leeville royalty land was derived from underground operations on a portion of the Leeville South (formerly known as Carlin East) mine. Beginning with the first quarter of fiscal 2006, the Company's royalty includes production from the recently developed Leeville North underground mine, as well as the production from Leeville South. Both of these mines are operated by Newmont Mining Corporation.

     During the first quarter of fiscal 2006, Leeville South produced 19,111 ounces of gold that were subject to Royal Gold's royalty interest providing royalty revenue to Royal Gold of $153,477. This compares to 33,406 ounces of gold produced, providing $315,296 of royalty revenue to Royal Gold, for the same quarter in 2005. Also during the first quarter of fiscal 2006, Leeville North produced 580 ounces of gold subject to Royal Gold's royalty interest providing royalty revenue of approximately $5,000. This was the first quarter of production for the Leeville North operation which will continue its ramp up into calendar year 2006.

SJ CLAIMS (GOLDSTRIKE MINE), EUREKA COUNTY, NEVADA

     Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims. The Betze-Post mine, which is a portion of the larger Goldstrike operation, is operated by Barrick Gold Corporation ("Barrick").

     During the first quarter of fiscal 2006, the SJ Claims produced 229,459 ounces of gold, providing royalty revenue of $913,061, compared to 131,357 ounces of gold produced and royalty revenue of $477,392 for the same quarter in fiscal 2005. This 75% increase in production is due to an increased proportion of total mine production moving onto ground that is subject to the Company's royalty interest.

TROY MINE, LINCOLN COUNTY, MONTANA

     In the second quarter of fiscal 2005, Royal Gold obtained the right to receive payments equivalent to a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc. ("Revett").

     As reported by Revett at the time of Royal Gold's initial transaction in August 2004, total proven and probable reserves at Troy contained 13.6 million ounces of silver and 113 million pounds of copper.

     Royal Gold's 7% GSR royalty will extend until either cumulative production of approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

     Royal Gold also acquired a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper. This 6.1% GSR royalty steps down to a perpetual 2.0% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.

     During the first fiscal quarter, the Troy mine produced 191,416 ounces of silver and 1,583,471 million pounds of copper that were subject to Royal Gold's interest, providing approximately $268,514 in royalty revenue. A quarter-to-quarter comparison is not available for fiscal 2005 as production from the Troy mine did not begin until January 2005.

BALD MOUNTAIN, WHITE PINE COUNTY, NEVADA

     Royal Gold holds a 1.75% to 3.5% NSR sliding-scale royalty on a portion of the Bald Mountain mine, operated by Placer Dome U.S. Inc. The sliding-scale moves up 0.25% for each $25 per ounce of gold price movement, starting at a per-ounce price of $375, in 1986 dollars. This means the royalty rate remains at 1.75% until gold reaches a price of approximately $575 per ounce in today's dollars.

     During the first quarter of fiscal 2006, Bald Mountain produced approximately 9,000 ounces of gold, providing royalty revenue of $69,219, compared to 7,300 ounces of gold produced providing royalty revenue of $51,265 for the same quarter in fiscal 2005.

MARTHA MINE, SANTA CRUZ PROVINCE, ARGENTINA

     The Company holds a 2.0% NSR royalty on the Martha silver mine operated by Coeur d'Alene Mines Corporation. Royalty revenue for the first quarter of fiscal 2006 was $48,261, compared with $39,395 for the same quarter in fiscal 2005.

OTHER EVENTS

     Several other transactions took place during the quarter. Royal Gold completed an underwritten public offering of approximately 2.2 million shares of common stock that was conducted pursuant to a shelf registration filed with the U.S. Securities and Exchange Commission. The offering was priced at $26.00 per share, and proceeds to the Company from the offering, net of expenses, were approximately $54.7 million.

     The Company also signed a term sheet whereby it will provide a total of $35 million, over the next year, to Somita SA, a 90%-owned subsidiary of High River Gold Mines, Ltd. ("High River") for the construction and development of High River's Taparko open pit gold project, located in Burkina Faso, West Africa. The remaining 10% ownership in Somita SA is held by the Burkina Faso government. The Tarparko project also includes the Bouroum deposit located approximately 29 miles (49 kilometers) northwest of Taparko ("Taparko-Bouroum Project"). In exchange for the $35 million in financing, Royal Gold will receive two concurrent production payments, a tail royalty and a milling royalty. The transaction has been approved by the Board of Directors of Royal Gold and High River, but is conditional upon final documentation and completion of other pre-closing requirements. Closing is expected during November 2005.

CORPORATE PROFILE

     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the Nasdaq Market System under the symbol "RGLD," and on the Toronto Stock Exchange under the symbol "RGL." The Company's web page is located at www.royalgold.com.

NOTE: Management's conference call reviewing its first quarter of fiscal 2006 results will be held today at 12:00 noon Eastern, 10:00 a.m. Mountain. The call will be simultaneously carried on the Company's web site at www.royalgold.com under the "Presentations" section. A replay of the call will be available on the Company's website approximately two hours after the call ends. The conference call is also available live by calling 800-603-2779 or 706-634-7230. Replays will be available until November 10th by dialing 800-642-1687 or 706-645-9291, access number 1604951.

----------
Cautionary "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding economic factors supporting a bullish market for gold, the sliding-scale features of our royalty structure at the Pipeline Mining Complex, production estimates and reserve estimates from the operators, closing of the High River transaction, royalty acquisition and financing opportunities which could result in the addition of new royalties in our portfolio, and our growth outlook. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, economic and market conditions, future financial needs or opportunities, satisfactory completion of due diligence and contract negotiations regarding the High River transaction, the ability to make acquisitions on economically favorable terms, and the impact of any future acquisitions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company's ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. The Company defines free cash flow by operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets. While we believe free cash flow is a useful measure of the Company's performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A - Reconciliation, attached to this press release.

                                ROYAL GOLD, INC.
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                           September 30,         June 30,
                                                               2005                2005
                                                          ---------------    ---------------
Current assets
   Cash and equivalents                                   $   109,484,240    $    48,840,371
   Royalty receivables                                          5,883,825          6,601,329
   Deferred tax assets                                            418,908            452,730
   Prepaid expenses and other                                     323,611            333,883
                                                          ---------------    ---------------
Total current assets                                          116,110,584         56,228,313

Royalty interests in mineral properties, net                   43,949,736         44,817,242
Available for sale securities                                     689,120            554,812
Deferred tax assets                                               183,393            160,417
Other assets                                                      652,481            557,771
                                                          ---------------    ---------------
Total assets                                              $   161,585,314    $   102,318,555
                                                          ===============    ===============
Current liabilities
   Accounts payable                                       $     1,916,050    $     1,140,509
   Federal income taxes payable                                 1,756,171            253,496
   Dividend payable                                             1,162,913          1,050,628
   Accrued compensation                                           514,250            278,500
   Other                                                          201,154            175,095
                                                          ---------------    ---------------
Total current liabilities                                       5,550,538          2,898,228

Deferred tax liabilities                                        7,271,441          7,586,402
Other long-term liabilities                                        90,034             96,634
                                                          ---------------    ---------------
Total Liabilities                                              12,912,013         10,581,264
                                                          ---------------    ---------------
Commitments and contingencies
Stockholders' equity
   Common stock, $.01 par value, authorized
     40,000,000 shares; and issued 23,487,488 and
     21,258,576 shares, respectively                              234,874            212,585
Additional paid-in capital                                    158,572,102        104,163,515
Accumulated other comprehensive income                           (198,963)          (284,920)
Deferred compensation                                                   -           (524,659)
Accumulated deficit                                            (8,837,840)       (10,732,358)
Less treasury stock, at cost (229,224 shares)                  (1,096,872)        (1,096,872)
                                                          ---------------    ---------------
Total stockholders' equity                                    148,673,301         91,737,291
                                                          ---------------    ---------------
Total liabilities and stockholders' equity                $   161,585,314    $   102,318,555
                                                          ===============    ===============

                                ROYAL GOLD, INC.
         Consolidated Statements of Operations and Comprehensive Income
                                   (Unaudited)

                                                              For The Three Months Ended
                                                          ----------------------------------
                                                           September 30,      September 30,
                                                               2005               2004
                                                          ---------------    ---------------
Royalty revenues                                          $     6,827,619    $     5,924,091

Costs and expenses
   Costs of operations                                            489,698            459,281
   General and administrative                                     959,508            815,863
   Exploration and business development                           434,710            455,616
   Depreciation, depletion and amortization                       898,025            860,188
                                                          ---------------    ---------------
Total costs and expenses                                        2,781,941          2,590,948
                                                          ---------------    ---------------
Operating income                                                4,045,678          3,333,143

Interest and other income                                         437,095            131,165
Interest and other expense                                        (21,007)           (29,018)
                                                          ---------------    ---------------
Income before income taxes                                      4,461,766          3,435,290

Current tax expense                                            (1,763,491)          (658,934)
Deferred tax benefit (expense)                                    359,156           (277,930)
                                                          ---------------    ---------------
Net income                                                $     3,057,431    $     2,498,426
                                                          ===============    ===============
Adjustments to comprehensive income
   Unrealized change in market value of available
     for sale securities                                           85,957             51,143
                                                          ---------------    ---------------
Comprehensive income                                      $     3,143,388    $     2,549,569
                                                          ===============    ===============
Basic earnings per share                                  $          0.14    $          0.12
                                                          ===============    ===============
Basic weighted average shares outstanding                      21,126,609         20,783,359

Diluted earnings per share                                $          0.14    $          0.12
                                                          ===============    ===============
Diluted weighted average shares outstanding                    21,366,843         21,090,329

                                ROYAL GOLD, INC.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                              For The Three Months Ended
                                                          ----------------------------------
                                                           September 30,      September 30,
                                                                2005              2004
                                                          ---------------    ---------------
Cash flows from operating activities

Net income                                                $     3,057,431    $     2,498,426
Adjustments to reconcile net income to net cash
  provided by operating activities:

     Depreciation, depletion and amortization                     898,025            860,188
     Deferred tax (benefit) expense                              (359,156)           277,930
     Non-cash employee stock compensation expense                 238,341                  -
Changes in assets and liabilities:
     Royalty receivables                                          717,504            206,760
     Prepaid expenses and other assets                           (109,890)           (72,121)
     Accounts payable                                             775,541            197,306
     Federal income taxes payable                               1,502,675            609,462
     Accrued liabilities and other current liabilities            268,498            124,672
     Other long-term liabilities                                   (6,600)            (6,600)
                                                          ---------------    ---------------
Net cash provided by operating activities                 $     6,982,369    $     4,696,023
                                                          ---------------    ---------------
Cash flows from investing activities

   Capital expenditures for property and equipment        $        (5,066)   $       (50,889)
                                                          ---------------    ---------------
Net cash used in investing activities                     $        (5,066)   $       (50,889)
                                                          ---------------    ---------------
Cash flows from financing activities:
   Tax benefit from exercise of stock options             $           816    $             -
   Dividends paid                                              (1,050,628)          (779,377)
   Net proceeds from issuance of common stock                  54,716,378                  -
                                                          ---------------    ---------------
Net cash provided by (used in) financing activities       $    53,666,566    $      (779,377)
                                                          ---------------    ---------------
Net increase in cash and equivalents                           60,643,869          3,865,757
                                                          ---------------    ---------------
Cash and equivalents at beginning of period                    48,840,371         44,800,901
                                                          ---------------    ---------------
Cash and equivalents at end of period                     $   109,484,240    $    48,666,658
                                                          ===============    ===============
Supplemental cash flow information:
   Cash paid during the period for:
         Income taxes                                     $       260,000    $             -
                                                          ===============    ===============
     Non-cash financing activities:
         Declared dividends                               $     1,162,913    $       779,377
                                                          ===============    ===============

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is reconciliation to operating income:

                                                             For The Three Months Ended
                                                          ----------------------------------
                                                           September 30,      September 30,
                                                                2005              2004
                                                          ---------------    ---------------
Operating income                                          $     4,045,678    $     3,333,143
Depreciation, depletion and amortization                          898,025            860,188
Non-cash employee stock compensation expense                      238,341                -
                                                          ---------------    ---------------
Free cash flow                                            $     5,182,044    $     4,193,331
                                                          ===============    ===============

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